        NEWS RELEASE

BROWN-FORMAN REPORTS FIRST QUARTER FISCAL 2027 RESULTS; REAFFIRMS FULL YEAR OUTLOOK

September 2, 2026, LOUISVILLE, KY — Brown-Forman Corporation (NYSE: BFA, BFB) reported financial results for its first quarter of fiscal 2027, ended July 31, 2026, with reported net sales decreasing 1%1 to $911 million (-1% on an organic basis2) compared to the same prior-year period. Reported operating income decreased 3% to $252 million (+4% on an organic basis) and diluted earnings per share increased 6% to $0.38.
"Our first quarter results were largely in line with our expectations and reinforce our confidence in the year ahead," said Lawson Whiting, President and Chief Executive Officer. "Innovation remains an important growth driver. Momentum from New Mix, our Ready-to-Drink3 portfolio, and Jack Daniel's Tennessee Blackberry helped offset pressures elsewhere in the business and demonstrates our ability to create new opportunities for growth even in a challenging operating environment."
First Quarter of Fiscal 2027 Highlights
•Net sales declines were driven by the end of the Korbel relationship, as well as declines in used barrel sales and our tequila portfolio, partially offset by the growth of the Ready-to-Drink portfolio, led by New Mix.
•From a geographic perspective, net sales declines in Developed International3 markets and the United States were partially offset by growth in Emerging3 markets.
•Gross margin expanded 40 basis points driven by lower costs, partially offset by the negative effect of foreign exchange.
•Cash flows from operations grew by $13 million to $173 million and free cash flow2 increased by $32 million to $161 million.
First Quarter of Fiscal 2027 Brand Results
•Net sales for Whiskey3 products were flat (flat organic) as the continued international launch of Jack Daniel’s Tennessee Blackberry was offset by declines of Jack Daniel’s Tennessee Honey and Gentleman Jack, while Jack Daniel’s Tennessee Whiskey was flat.

•Net sales for the Ready-to-Drink portfolio increased 20% (+11% organic) driven by New Mix, which increased 48% (+36% organic) fueled by strong consumer demand in Mexico, the positive effect of foreign exchange, and the product’s launch in the United States.
•Net sales for the Tequila3 portfolio decreased 12% (-13% organic). Herradura’s net sales declined 17% (-18% organic) driven by lower volumes in the United States and lower net pricing in Mexico. el Jimador’s net sales declined 10% (-11% organic) driven by lower net pricing in the United States.
•Rest of Portfolio's3 net sales declined 35% (-12% organic) driven by the end of the Korbel relationship.
•Net sales for non-branded and bulk decreased 61% (-61% organic) driven by lower used barrel sales.
First Quarter of Fiscal 2027 Market Results
•Net sales in the United States declined 3% (flat organic) driven by the end of the Korbel relationship, an estimated net decrease in distributor inventories reflecting prior-year distributor transitions, and lower volumes of Jack Daniel's Tennessee Blackberry. These decreases were partially offset by higher volumes of Jack Daniel’s Tennessee Whiskey and the impact of the JDCC transition.
•Net sales in Developed International markets declined 6% (-8% organic) driven by lower volumes of Jack Daniel’s Tennessee Whiskey in Germany, France, and Spain.
•Net sales in Emerging markets increased 11% (+9% organic) driven by Mexico, fueled by the double-digit growth of New Mix.
•The Travel Retail’s3 net sales declined 1% (-1% organic), as the channel was impacted by the Middle East geopolitical headwinds. The decline was primarily driven by lower volumes of Gin Mare, partially offset by the launch of Jack Daniel’s Tennessee Blackberry.
First Quarter of Fiscal 2027 Other P&L Items
•Gross profit decreased 1% (+1% organic). Gross margin expanded 40 basis points to 60.2% driven by lower costs and the end of the Korbel relationship, partially offset by the negative effect of foreign exchange and unfavorable price/mix.
•Advertising expense decreased 5% (-4% organic) driven by the timing of spend across the Jack Daniel’s family of brands, as declines in spending for Jack Daniel’s Tennessee Whiskey more than offset the increased investment for the continued international launch of Jack Daniel’s Tennessee Blackberry.
•Selling, general, and administrative (SG&A) expenses increased 4% (+5% organic) driven by the timing of costs related to targeted organizational realignments.

•Operating income decreased 3% (+4% organic) resulting in an operating margin decrease of 50 basis points to 27.7%. The operating margin decrease was primarily due to higher operating expenses, partially offset by gross margin expansion.
•Diluted earnings per share increased $0.02 driven by the lower non-operating postretirement expense and the accretive impact from share repurchases executed in the prior year, partially offset by the decrease in operating income.
First Quarter of Fiscal 2027 Financial Stewardship
On July 23, 2026, the Brown-Forman Board of Directors declared a regular quarterly cash dividend of $0.2310 per share on its Class A and Class B common stock. The dividend is payable on October 1, 2026, to stockholders of record on September 3, 2026. Brown-Forman, a member of the S&P 500 Dividend Aristocrats Index, has paid regular quarterly cash dividends for 82 consecutive years and has increased the regular dividend for 42 consecutive years.
In addition, cash flows from operations grew $13 million to $173 million, primarily reflecting an increase in net income as well as disciplined working capital management, and free cash flow increased $32 million to $161 million, driven by strong operating cash flow generation and lower capital expenditure needs.
The company maintained a strong financial position with the repayment of the $343 million (€300 million) principal amount of its 1.20% senior notes on the July 7, 2026 maturity date.
Fiscal 2027 Outlook
We anticipate the operating environment for fiscal 2027 to remain challenging, as macroeconomic pressures and geopolitical instability continue to negatively impact consumer behavior and beverage alcohol consumption, particularly within developed markets. We remain committed to building our business for the long term while focusing intensely on the variables within our control. We believe we will benefit in fiscal 2027 from our previously announced restructuring initiative and U.S. distributor changes, and continued new product innovation, such as the expansion of Jack Daniel’s Tennessee Blackberry. Considering these factors, we expect the following in fiscal 2027.
•Organic net sales to be approximately flat.
•Organic operating income to decline in the 3% to 5% range.
•Our effective tax rate to be in the range of approximately 20% to 22%.
•Capital expenditures planned to be in the range of $60 to $70 million.

Conference Call Details
Brown-Forman will host a conference call to discuss these results at 10:00 a.m. (ET) today. A live audio broadcast of the conference call, and the accompanying presentation slides, will be available via
Brown-Forman’s website, brown-forman.com, through a link to “Investors/Events & Presentations.” A digital audio recording of the conference call and the presentation slides will also be posted on the website and will be available for at least 30 days following the conference call.
Brown-Forman Corporation is a global leader in the spirits industry, responsibly building exceptional beverage alcohol brands for more than 155 years. Headquartered in Louisville, Kentucky, we are guided by our founding promise, “Nothing Better in the Market.” Our premium portfolio includes the Jack Daniel’s Family of Brands, Woodford Reserve, Old Forester, New Mix, el Jimador, Herradura, The Glendronach, Glenglassaugh, Benriach, Diplomático Rum, Gin Mare, Fords Gin, Chambord, and Slane. With approximately 4,900 employees worldwide, we proudly share our passion for fine-quality spirits in more than 170 countries. Learn more at brown-forman.com and stay connected with us on LinkedIn, Instagram, and X.
Contacts:
Elizabeth Conway, Director, External Communications
Elizabeth_Conway@b-f.com

Sue Perram, Vice President, Director, Investor Relations
Sue_Perram@b-f.com

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “ambition,” “anticipate,” “aspire,” “believe,” “can,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “would,” and similar words indicate forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from those expressed in or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to:
•Our substantial dependence upon the continued growth of the Jack Daniel’s family of brands
•Substantial competition from new entrants, consolidations by competitors and retailers, and other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks
•Disruption of our distribution network or inventory fluctuations in our products by distributors, wholesalers, or retailers
•Risks from changes to the trade policies, tariffs, and import and export regulations of the United States or foreign governments and the effectiveness of our actions to mitigate the negative impact on our margins, sales, and/or distributors
•Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of small distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; further legalization of marijuana; bar, restaurant, travel, or other on-premise declines; shifts in demographic or health and wellness trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation
•Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher fixed costs
•Production facility, aging warehouse, or supply chain disruption
•Imprecision in supply/demand forecasting
•Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, or labor
•Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value
•Unfavorable global or regional economic conditions and related economic slowdowns or recessions, low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations
•Negative publicity related to our company, products, brands, marketing, executive leadership, employees, Board of Directors, family stockholders, operations, business performance, or prospects, as such risks may be increased due to social media
•Product recalls or other product liability claims, product tampering, contamination, or quality issues
•Failure to attract or retain key executive or employee talent
•Impact of health epidemics and pandemics, and the risk of the resulting negative economic impacts and related governmental actions
•Risks associated with being a U.S.-based company with a global business, including commercial, political, and financial risks; local labor policies and conditions; compliance with local trade practices and other regulations; terrorism, kidnapping, extortion, or other types of violence; and health pandemics
•Failure to comply with anti-corruption laws, trade sanctions and restrictions, or similar laws or regulations
•Fluctuations in foreign currency exchange rates, particularly due to a stronger U.S. dollar
•A downgrade or potential downgrade of our credit ratings
•Changes in laws, regulatory measures, or governmental policies, especially those affecting production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products
•Tax rate changes (including excise, corporate, sales or value-added taxes, property taxes, payroll taxes, import and export duties, and tariffs) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur
•Decline in the social acceptability of beverage alcohol in significant markets
•Significant additional labeling or warning requirements or limitations on availability of our beverage alcohol products
•Counterfeiting and inadequate protection of our intellectual property rights
•Significant legal disputes and proceedings, or government investigations
•Cyberbreach or failure or corruption of our key information technology systems or those of our suppliers, customers, or direct and indirect business partners, or failure to comply with personal data protection laws
•Our status as a family “controlled company” under New York Stock Exchange rules, and our dual-class share structure
For further information on these and other risks, please see the risks and uncertainties described in Part I, Item 1A. Risk Factors of our 2026 Form 10-K, and those described from time to time in our reports on Form 10-Q filed with the SEC

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended July 31, 2025 and 2026
(Dollars in millions, except per share amounts)

	2025	2026	Change

Net sales	$924	$911	(1%)
Cost of sales	372	362	(2%)
Gross profit	552	549	(1%)
Advertising expenses	120	114	(5%)
Selling, general, and administrative expenses	177	185	4%
Restructuring and other charges	12	—	(100%)
Other expense (income), net	(17)	(2)
Operating income	260	252	(3)%
Non-operating postretirement expense	19	1
Interest expense, net	21	22
Income before income taxes	220	229	4%
Income taxes	50	53
Net income	$170	$176	3%

Earnings per share:
Basic	$0.36	$0.38	7%
Diluted	$0.36	$0.38	6%

Gross margin	59.8%	60.2%
Operating margin	28.2%	27.7%

Effective tax rate	22.5%	23.0%

Cash dividends paid per common share	$0.2265	$0.2310

Shares (in thousands) used in the
calculation of earnings per share
Basic	472,724	458,824
Diluted	472,963	459,518

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2026	July 31, 2026
Assets:
Cash and cash equivalents	$308	$301
Accounts receivable, net	832	822
Inventories	2,543	2,574
Other current assets	308	261
Total current assets	3,991	3,958

Property, plant, and equipment, net	1,116	1,100
Goodwill	1,522	1,513
Other intangible assets	943	936
Other assets	322	318
Total assets	$7,894	$7,825

Liabilities:
Accounts payable and accrued expenses	$795	$700
Dividends payable	—	106
Accrued income taxes	18	49
Short-term borrowings	68	358
Current portion of long-term debt	351	—
Total current liabilities	1,232	1,213

Long-term debt	2,083	2,083
Deferred income taxes	207	200
Accrued postretirement benefits	172	171
Other liabilities	180	189
Total liabilities	3,874	3,856

Stockholders’ equity	4,020	3,969

Total liabilities and stockholders’ equity	$7,894	$7,825

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Three Months Ended July 31, 2025 and 2026
(Dollars in millions)

	2025	2026

Cash provided by operating activities	$160	$173

Cash flows from investing activities:
Proceeds from sale of cooperage assets	33	—
Additions to property, plant, and equipment	(31)	(12)
Other	—	(1)
Cash provided by (used for) investing activities	2	(13)

Cash flows from financing activities:
Net change in short-term borrowings	(30)	289
Repayment of long-term debt	—	(343)
Payments of withholding taxes related to stock-based awards	(1)	(3)
Dividends paid	(107)	(106)
Other	—	(1)
Cash used for financing activities	(138)	(164)

Effect of exchange rate changes	3	(3)

Net increase (decrease) in cash, cash equivalents, and restricted cash	27	(7)

Cash, cash equivalents, and restricted cash at beginning of period	463	327

Cash, cash equivalents, and restricted cash at end of period	490	320
Less: Restricted cash at end of period	(19)	(19)
Cash and cash equivalents at end of period	$471	$301

Schedule A
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)

Percentage change versus the prior-year period ended	July 31, 2026
3 Months
Reported change in net sales	(1%)
Acquisitions and divestitures	2%
Other items*	(1%)
Foreign exchange	(1%)
Organic* change in net sales	(1%)

Reported change in gross profit	(1%)
Acquisitions and divestitures	1%
Other items*	—%
Foreign exchange	1%
Organic change in gross profit	1%

Reported change in advertising expenses	(5%)
Acquisitions and divestitures	2%
Other items*	—%
Foreign exchange	—%
Organic change in advertising expenses	(4%)

Reported change in SG&A	4%
Acquisitions and divestitures	—%
Other Items*	1%
Foreign exchange	—%
Organic change in SG&A	5%

Reported change in operating income	(3%)
Acquisitions and divestitures	3%
Other items*	2%
Foreign exchange	2%
Organic change in operating income	4%

*See “Note 2 - Non-GAAP Financial Measures” for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding.

Schedule B
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)
Three Months Ended July 31, 2026

	Supplemental Information^
	Volumes (9-Liter Cases)				Net Sales % Change vs. Prior-Year Period
Product Category / Brand Family / Brand^	Depletions (Millions)*	% Change vs. Prior-Year Period	Shipments (Millions)*	% Change vs. Prior-Year Period	Reported	Acquisitions and Divestitures	Other Items	Foreign Exchange	Organic^
Whiskey	4.9	2%	5.0	—%	—%	—%	—%	—%	—%
JDTW	3.1	(2%)	3.2	(1%)	—%	—%	—%	—%	—%
JDTH	0.4	(6%)	0.4	(11%)	(10%)	—%	—%	—%	(10%)
Gentleman Jack	0.2	(9%)	0.2	(14%)	(16%)	—%	—%	2%	(14%)
JDTA	0.3	1%	0.3	(7%)	(8%)	—%	—%	—%	(8%)
JDTF	0.1	(10%)	0.1	(10%)	(10%)	—%	—%	—%	(10%)
Woodford Reserve	0.4	3%	0.4	(3%)	—%	—%	—%	—%	—%
Old Forester	0.1	4%	0.1	(11%)	1%	—%	—%	—%	1%
Rest of Whiskey	0.3	169%	0.3	81%	33%	—%	—%	—%	33%
Ready-to-Drink	6.3	14%	6.3	15%	20%	—%	(4%)	(6%)	11%
JD RTD/RTP	2.5	(3%)	2.5	(2%)	6%	—%	(7%)	(3%)	(4%)
New Mix	3.8	27%	3.8	27%	48%	—%	—%	(12%)	36%
Tequila	0.5	(3%)	0.5	(4%)	(12%)	—%	—%	(1%)	(13%)
el Jimador	0.3	(3%)	0.3	(5%)	(10%)	—%	—%	(1%)	(11%)
Herradura	0.1	(8%)	0.1	(9%)	(17%)	—%	—%	(2%)	(18%)
Rest of Portfolio	0.2	(8%)	0.2	(12%)	(35%)	22%	—%	—%	(12%)
Non-branded and bulk	NA	NA	NA	NA	(61%)	—%	—%	—%	(61%)
Total Portfolio	11.8	8%	11.9	7%	(1%)	2%	(1%)	(1%)	(1%)

Other Brands and Aggregations
Jack Daniel's Family	6.8	—%	6.9	(1%)	—%	(1%)	—%	—%	(1%)
American Whiskey	4.6	1%	4.7	(1%)	(1%)	(1%)	1%	—%	(1%)
Diplomático	0.1	(6%)	0.1	(8%)	(12%)	—%	—%	(1%)	(13%)
Gin Mare	0.1	(22%)	0.1	(21%)	(19%)	—%	—%	—%	(18%)

^See “Note 2 - Non-GAAP Financial Measures” for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers. See “Note 3 - Definitions” for details on our brand aggregations and other metrics.
*Volumes are adjusted to remove increases or decreases related to acquired and divested brands for periods not comparable year over year. For additional information concerning acquisitions and divestitures impacting depletions and shipments, see the applicable defined terms in “Note 2 – Non-GAAP Financial Measures.”
Note: Totals may differ due to rounding.

Schedule C
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)
Three Months Ended July 31, 2026

	Net Sales % Change vs. Prior-Year Period
Geographic Area^	Reported	Acquisitions and Divestitures	Other Items	Foreign Exchange	Organic^
United States	(3%)	4%	(1%)	—%	—%
Developed International	(6%)	—%	—%	(1%)	(8%)
Germany	(11%)	—%	—%	(1%)	(11%)
Australia	10%	—%	—%	(5%)	4%
United Kingdom	(5%)	—%	—%	(1%)	(6%)
France	(14%)	—%	—%	(1%)	(15%)
Spain	(16%)	—%	—%	—%	(16%)
Rest of Developed International	(10%)	—%	—%	2%	(8%)
Emerging	11%	—%	—%	(2%)	9%
Mexico	26%	—%	—%	(11%)	15%
Poland	(4%)	—%	—%	(1%)	(5%)
Brazil	(12%)	—%	—%	(3%)	(15%)
Türkiye	(14%)	—%	—%	23%	9%
Rest of Emerging	20%	—%	—%	—%	20%
Travel Retail	(1%)	—%	—%	—%	(1%)
Non-branded and bulk	(61%)	—%	—%	—%	(61%)
Total	(1%)	2%	(1%)	(1%)	(1%)

^See “Note 2 - Non-GAAP Financial Measures” for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers. See “Note 3 - Definitions” for details on our geographic aggregations and other metrics.
Note: Totals may differ due to rounding.

Schedule D
Brown-Forman Corporation
Supplemental Information (Unaudited) — Estimated Net Change in Distributor Inventories^

Three Months Ended July 31, 2026
Estimated Net Change in Distributor Inventories^ vs. Prior-Year Period
Geographic Area^ - Net Sales
United States	(4%)
Developed International	(2%)
Emerging	(3%)
Travel Retail	1%
Non-branded and bulk	—%

Product category / brand family / brand^
Whiskey	(4%)
JDTW	1%
JDTH	(4%)
Gentleman Jack	(6%)
JDTA	(9%)
JDTF	(1%)
Woodford Reserve	(8%)
Old Forester	(11%)
Rest of Whiskey	(48%)
Ready-to-Drink	1%
JD RTD/RTP	—%
New Mix	2%
Tequila	(3%)
el Jimador	(3%)
Herradura	(3%)
Rest of Portfolio	(3%)
Non-branded and bulk	—%

Statement of Operations Line Items
Net Sales	(3%)
Cost of Sales	—%
Gross Profit	(5%)
Operating Income	(10%)

^See “Note 3 - Definitions” for details on our geographic aggregations, brand aggregations, and other metrics.

A positive difference is interpreted as a net increase in distributors’ inventories; whereas, a negative difference is interpreted as a net decrease in distributors’ inventories.

Schedule E
Brown-Forman Corporation
Supplemental Free Cash Flow Information (Unaudited)
For the Three Months Ended July 31, 2025 and 2026
(Dollars in millions)

	2025	2026

Cash provided by operating activities	$160	$173
Additions to property, plant, and equipment	(31)	(12)
Free cash flow*	129	161

*See “Note 2 - Non-GAAP Financial Measures” for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding.

Note 1 - All related commentary and percentage growth rates are on a reported basis and compared to the same prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures
Use of Non-GAAP Financial Information. We report our financial results in accordance with GAAP. Additionally, we use some financial measures in this press release that are not measures of financial performance under GAAP. These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may define or calculate these non-GAAP measures differently. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B, C, and E of this press release.
“Organic change” in measures of statements of operations. We present changes in certain measures, or line items, of the statements of operations that are adjusted to an “organic” basis. We use “organic change” for the following measures: (a) organic net sales; (b) organic cost of sales; (c) organic gross profit; (d) organic advertising expenses; (e) organic SG&A expenses; (f) organic other expense (income), net; (g) organic operating expenses* and (h) organic operating income. To calculate these measures, we adjust, as applicable, for (1) acquisitions and divestitures, (2) other items, and (3) foreign exchange. We explain these adjustments below.
•“Acquisitions and divestitures.” This adjustment removes (a) the gain or loss recognized on the sale of divested brands and certain assets, (b) any non-recurring effects related to our acquisitions and divestitures (e.g., transaction, transition, and integration costs), (c) the effects of operating activity related to acquired and divested brands, including certain divested agency brands, for periods not comparable year over year (non-comparable periods), and (d) fair value changes to contingent consideration liabilities. Excluding non-comparable periods allows us to include the effects of acquired and divested brands only to the extent that results are comparable year over year. For the first quarter of fiscal 2027, we had the following acquisitions and divestitures adjustments:
During fiscal 2023, we acquired the Gin Mare brand. The purchase price consisted of cash paid at the acquisition date plus contingent consideration that is payable in cash upon exercise by the sellers no later than July 2027. This adjustment removes the fair value impact from our other expense (income), net and operating income for the first quarter of fiscal 2026 and fiscal 2027.
During the first quarter of fiscal 2026, we ended our Korbel relationship. This adjustment removes the net sales, cost of sales, operating expenses, and operating income for the non-comparable period, which is activity from May through June of fiscal 2026.
•“Other items.” Other items include the additional items outlined below.
“Restructuring initiative.” During the first quarter of fiscal 2026, we incurred $12 million in restructuring and other charges associated with the restructuring initiative and completed the sale of Brown-Forman Cooperage facility and related assets. The actions associated with this initiative were substantially completed during fiscal 2026. This adjustment removes the restructuring initiative impact from our operating expenses and operating income for the first quarter of fiscal 2026.
“Substitution drawback claims.” During the first quarter of fiscal 2026, we recognized a net benefit of $18 million related to the collection of substitution drawback claims filed with the U.S. Government between fiscal 2016 and 2019. As of the end of the first quarter of fiscal 2026, all claims had been collected. This adjustment removes the benefit from our other expense (income), net and operating income.
“Jack Daniel’s Country Cocktails business model change (JDCC transition).” During fiscal 2026, we agreed to conclude our relationship with Pabst Brewing Company for flavored malt beverages within the United States. We began transitioning the management of JDCC’s supply, sales, marketing, and distribution in the first quarter of fiscal 2027. This adjustment removes the non-comparable operating activity related to JDCC products for the first quarter of fiscal 2026 and fiscal 2027.
•“Foreign exchange.” We calculate the percentage change in certain line items of the statements of operations in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign
*Operating expenses include advertising expenses, SG&A expenses, restructuring and other charges, and other expenses (income), net.

exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the organic trend both positively and negatively. (In this press release, “dollar” means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current-year results at prior-year rates and remove transactional and hedging foreign exchange gains and losses from current- and prior-year periods.
We use the non-GAAP measure “organic change,” along with other metrics, to: (a) understand our performance from period to period on a consistent basis; (b) compare our performance to that of our competitors; (c) calculate components of management incentive compensation; (d) plan and forecast; and (e) communicate our financial performance to the Board of Directors, stockholders, and investment community. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. We believe these non-GAAP measures are useful to readers and investors because they enhance the understanding of our historical financial performance and comparability between periods. When we provide guidance for organic change in certain measures of the statements of operations we do not provide guidance for the corresponding GAAP change, as the GAAP measure will include items that are difficult to quantify or predict with reasonable certainty, such as foreign exchange, which could have a significant impact to our GAAP income statement measures.
In addition to the non-GAAP financial measures presented, we believe that our results are affected by changes in distributor inventories, particularly in our largest market, the United States, where the spirits industry is subject to regulations that essentially mandate a so-called “three-tier system,” with a value chain that includes suppliers, distributors, and retailers. Accordingly, we also provide information concerning estimated fluctuations in distributor inventories. We believe such information is useful in understanding our performance and trends as it provides relevant information regarding customers’ demand for our products. See Schedule D of this press release.
“Free cash flow.” Free cash flow is a liquidity measure that represents cash provided by operating activities less additions to property, plant, and equipment. In Schedule E, we provide this calculation for the relevant periods. We believe this non-GAAP measure provides useful information to investors about the amount of cash generated from our business operations. We use free cash flow primarily to meet current obligations, make appropriate capital and strategic investments, and return cash to our stockholders through regular dividends and, from time to time, through share repurchases and special dividends. Free cash flow is not a measure of cash available for discretionary expenditures since we have certain non-discretionary obligations, such as debt service, that are not deducted from this measure. Free cash flow should be considered in addition to, rather than as a substitute for, cash provided by operating activities reported under GAAP.

Note 3 - Definitions
The following definitions include aggregations and other metrics used throughout this release.

Term	Definition
Geographic Aggregations	Aggregated markets as defined by the International Monetary Fund (IMF)
Developed International
Markets that are “advanced economies” as defined by the IMF, excluding the United States. Our top developed international markets for the fiscal year ended April 30, 2026 were Germany, Australia, the United Kingdom, France, and Spain. This aggregation represents our net sales of branded products to these markets.

Spain	Includes Spain and certain other surrounding territories.
Emerging
Markets that are “emerging and developing economies” as defined by the IMF. Our top emerging markets for the fiscal year ended April 30, 2026 were Mexico, Poland, Brazil, and Türkiye. This aggregation represents our net sales of branded products to these markets.

Brazil	Includes Brazil, Paraguay, Uruguay, and certain other surrounding territories.
Travel Retail	Represents our net sales of branded products to global duty-free customers, other travel retail customers, and the U.S. military, regardless of customer location.
Non-branded and bulk	Includes net sales of used barrels, contract bottling services, and non-branded bulk whiskey, regardless of customer location.
Brand Aggregations	Aggregated brands by product category
Whiskey	Includes all whiskey spirits and whiskey-based flavored liqueurs. The brands included in this category are the Jack Daniel’s family of brands (excluding the “Ready-to-Drink” products defined below), the Woodford Reserve family of brands (Woodford Reserve), the Old Forester family of brands (Old Forester), The Glendronach, Benriach, Glenglassaugh, and Slane Irish Whiskey.
American whiskey	Includes the Jack Daniel’s family of brands (excluding the “Ready-to-Drink” products defined below), Woodford Reserve, and Old Forester.
Super-premium American whiskey	Includes Woodford Reserve, Gentleman Jack, and other super-premium Jack Daniel’s expressions.
Ready-to-Drink	Includes the Jack Daniel’s ready-to-drink (RTD) and ready-to-pour (RTP) products, New Mix, and other RTD/RTP products.
Jack Daniel’s RTD/RTP (JD RTD/RTP)
Includes all RTD line extensions of Jack Daniel’s, such as Jack Daniel’s & Coca-Cola RTD, Jack Daniel’s & Cola, Jack Daniel’s Double Jack, Jack Daniel’s Country Cocktails (JDCC), and other malt- and spirit-based Jack Daniel’s RTDs, along with Jack Daniel’s Winter Jack RTP.

Jack Daniel’s & Coca-Cola RTD	Includes all Jack Daniel’s & Coca-Cola RTD products and Jack Daniel’s bulk whiskey shipments for the production of these products.
Tequila	Includes el Jimador, the Herradura family of brands (Herradura), and other tequilas.
Rest of Portfolio
Includes Diplomático, Gin Mare, Chambord, other agency brands (brands we do not own, but sell in certain markets), Korbel California Champagnes and Korbel Brandy (the Korbel relationship ended on June 30, 2025), and Fords Gin.

Non-branded and bulk	Includes net sales of used barrels, contract bottling services, and non-branded bulk whiskey.
Jack Daniel’s family of brands
Includes Jack Daniel’s Tennessee Whiskey (JDTW), JD RTD/RTP, Jack Daniel’s Tennessee Honey (JDTH), Gentleman Jack, Jack Daniel’s Tennessee Apple (JDTA), Jack Daniel’s Tennessee Blackberry (JDTB), Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Single Barrel Collection (JDSB), Jack Daniel’s Bonded Series, Jack Daniel’s Sinatra Select, Jack Daniel’s 10-Year-Old Tennessee Whiskey, Jack Daniel’s American Single Malt, Jack Daniel’s 14-Year-Old Tennessee Whiskey, Jack Daniel’s 12-Year-Old Tennessee Whiskey, and other Jack Daniel’s expressions.

Term	Definition
Other Metrics
Shipments
We generally record revenues when we ship or deliver our products to our customers. In this report, unless otherwise specified, we refer to shipments when discussing volume. Volume is measured on a nine-liter equivalent unit basis (9-Liter cases).

Depletions
This metric is commonly used in the beverage alcohol industry to describe volume. Depending on the context, depletions usually means either (a) where Brown-Forman is the distributor, shipments directly to retail or wholesale customers or (b) where Brown-Forman is not the distributor, shipments from distributor customers to retailers and wholesalers. We believe that depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do.

Consumer takeaway
When discussing trends in the market, we refer to consumer takeaway, a term commonly used in the beverage alcohol industry that refers to the purchase of product by consumers from retail outlets, including products purchased through e-commerce channels, as measured by volume or retail sales value. This information is provided by outside parties, such as Nielsen and the National Alcohol Beverage Control Association (NABCA). Our estimates of market share or changes in market share are derived from consumer takeaway data using the retail sales value metric. We believe consumer takeaway is a leading indicator of consumer demand trends.

Estimated net change in distributor inventories
We generally recognize revenue when our products are shipped or delivered to customers. In the United States and certain other markets, our customers are distributors that sell downstream to retailers and consumers. We believe that our distributors’ downstream sales more closely reflect actual consumer demand than do our shipments to distributors. Our shipments increase distributors’ inventories, while distributors’ depletions (as described above) reduce their inventories. Therefore, it is possible that our shipments do not coincide with distributors’ downstream depletions and merely reflect changes in distributors’ inventories. Because changes in distributors’ inventories could affect our trends, we believe it is useful for investors to understand those changes in the context of our operating results.
We perform the following calculation to determine the “estimated net change in distributor inventories”:
•For both the current-year period and the comparable prior-year period, we calculate a “depletion-based” amount by (a) dividing the organic dollar amount (e.g. organic net sales) by the corresponding shipment volumes to arrive at a shipment per case amount, and (b) multiplying the resulting shipment per case amount by the corresponding depletion volumes. We subtract the year-over-year percentage change of the “depletion-based” amount from the year-over-year percentage change of the organic amount to calculate the “estimated net change in distributor inventories.”
•A positive difference is interpreted as a net increase in distributors’ inventories, which implies that organic trends could decrease as distributors reduce inventories; whereas, a negative difference is interpreted as a net decrease in distributors’ inventories, which implies that organic trends could increase as distributors rebuild inventories.

Terms and Abbreviations
Korbel relationship	During the first quarter of fiscal 2026, we ended our sales, marketing, and distribution relationship with Korbel Champagne Cellars, effective June 30, 2025.
SG&A	Selling, general, and administrative
GAAP	Accounting principles generally accepted in the United States
Restructuring initiative
During the third quarter of fiscal 2025, our Board of Directors approved a plan to reduce our structural cost base and realign resources toward future sources of growth. This included reducing our workforce by approximately 12% and closing the Louisville-based Brown-Forman Cooperage. We also offered a special, one-time early retirement benefit to qualifying U.S. employees.